BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of the 1st day of July, 2008, by and between (i) DUPREE CATERING, INC., a Kentucky corporation that operates a catering business located at 1006 Delaware Avenue, Lexington, Kentucky (“Business”), as the “Seller,” (ii) DUPREE CATERING AND EVENTS, LLC, a Kentucky limited liability company, as the “Buyer,” (iii) Harriet D. Bradley (“Bradley”), (iv) Viola J. Heitz, and (v) Southern Bella, Inc., a Delaware corporation.

1.           ASSETS CONVEYED.  On the date hereof, the Seller herby sells, transfers, conveys, assigns and delivers to the Buyer, and the Buyer hereby purchases and acquires from the Seller, free and clear of all encumbrances all of the Seller’s right, title and interest under, in and to the assets of every kind, character and description, whether tangible or intangible, real and personal, and wherever situated, associated exclusively with the Seller’s use and operation of the Business (“Acquisition Assets”), including, without limitation, all of the assets listed on Exhibit A, attached hereto and made a part hereof.

2.           PURCHASE PRICE.  Contemporaneously with the execution of this Bill of Sale, the Buyer shall forgive the repayment of the Ten Thousand Dollars ($10,000.00) promissory note by Southern Bella, Inc. to Bradley, as assigned by Bradley to Buyer, and pay off the $75,000 line of credit from Republic Bank to the Buyer and release Viola J. Heitz and Southern Bella, Inc. from their personal guarantees of that line of credit as a purchase price for the Acquisition Assets (“Purchase Price”).

3.           NO ASSUMPTION OF LIABILITIES.  The Buyer does not assume, and shall not in any manner become responsible or liable for, any debts, obligations or liabilities related to the Acquisition Assets, the Business or of the Seller, whether known or unknown, fixed contingent or otherwise, or any of the Seller’s duties, obligations or responsibilities thereto.

4.           FUTURE BUSINESS.  To the extent that Seller refers to Buyer a signed contract to perform a catering job that Buyer desires to perform, Buyer shall pay to Seller 10% of the catering price to the extent that a 10% profit is not obtainable by Buyer under the terms of the contract, then 50% of the profit that Buyer would otherwise earn, to Seller upon receipt of payment by Buyer from the client.

5.           REPRESENTATIONS AND WARRANTIES.  The Seller represents and warrants to the Buyer that (i) the Seller owns the Acquisition Assets hereby conveyed, (ii) the Acquisition Assets are free and clear of all liens, security interests and encumbrances whatsoever, and (iii) the Seller shall defend the title to the Acquisition Assets hereby conveyed against the claims and demands of all persons; provided, however, that the parties acknowledge that Bradley is paying off the existing line of credit at Republic Bank simultaneously with the sale described herein.

6.           INDEMNIFICATION.  The Seller agrees to indemnify and hold the Buyer harmless against and from any expenses or costs incurred by the Buyer, including attorneys’ fees, and arising out of or attributable to any breach of any representation, warranty, or covenant made by the Seller in this Bill of Sale.

7.           FUTURE EXECUTION OF DOCUMENTS.  The Seller hereby covenants and agrees that the Seller shall, whenever and as often as required so to do by the Buyer and its successors and assigns, do, execute, acknowledge and deliver, at the Seller’s expense, any and all other and future acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approval and consents as successors and assigns, may hereafter deem necessary or appropriate in order to complete, insure and perfect the conveyance and transfer to the Buyer all of the right, title and interest of the Acquisition Assets.

8.           BENEFIT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

9.           BROKERS.  The parties hereto have not directly or indirectly entered into any agreement with any person, firm or corporation that would obligate any party to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated herein.

10.           SURVIVAL.  All of the representations, warranties and covenants contained in this Bill of Sale.

11.           GOVERNING LAW.  This agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUPREE CATERING, INC.,

By:            /s/ Viola J. Heitz
Viola J. Heitz, President
(“Seller”)

DUPREE CATERING AND EVENTS, LLC

By:           /s/ Harriet D. Bradley
Harriet D. Bradley, Member

(“Buyer”)

/s/Viola J. Heitz
VIOLA J. HEITZ

/s/ Harriet D. Bradley
HARRIETT D. BRADLEY
(“Bradley”)

SOUTHERN BELLA, INC.

By:           /s/ Viola J. Heitz
Viola J. Heitz, President

STATE OF KENTUCKY

COUNTY OF FAYETTE

The foregoing Bill of Sale was acknowledged before me this 1st day of July, 2008, by Viola J. Heitz as President of Dupree Catering, Inc. a Kentucky corporation.

My commission expires:  02/22/12.

/s/ Mary M. Campbell
NOTARY PUBLIC, State at Large, Kentucky

STATE OF KENTUCKY

COUNTY OF FAYETTE

The foregoing Bill of Sale was acknowledged before me this 1st day of July, 2008, by Harriet D. Bradley as a Member of Dupree Catering and Events, LLC, a Kentucky limited liability company.

My commission expires:  02/22/12.

/s/ Mary M. Campbell
NOTARY PUBLIC, State at Large, Kentucky

STATE OF KENTUCKY

COUNTY OF FAYETTE

The foregoing Bill of Sale and Assignment was acknowledged before me this 1st day of July, 2008, by Harriet D. Bradley, Viola J. Heitz, individually, and by Viola J. Heitz, as President of Southern Bella, Inc., a Delaware corporation.

My commission expires:  02/22/12.

/s/ Mary M. Campbell
NOTARY PUBLIC, State at Large, Kentucky